As filed with the Securities and Exchange Commission on October 18, 2010

Registration No. 333-168858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pacific Biosciences of California, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3826	16-1590339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1380 Willow Road

Menlo Park, CA 94025

(650) 521-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hugh C. Martin

Chief Executive Officer

1380 Willow Road

Menlo Park, CA 94025

(650) 521-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Donna M. Petkanics Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Matthew B. Murphy Vice President and General Counsel 1380 Willow Road Menlo Park, CA 94025 (650) 521-8000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 par share	$17.00	$230,000,000	$16,399.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments.

(2)	The Registrant previously paid this registration fee in connection with the previous filings of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-168858) is solely to file Exhibits 3.3, 3.5, 10.7, 10.8 and 10.10. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$16,399
FINRA filing fee	23,500
Listing fee	275,000
Printing and engraving expenses	200,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	950,000
Blue Sky fees and expenses (including legal fees)	25,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous	480,101

Total	$3,500,000

Item 14.    Indemnification of directors and officers.

Upon the closing of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement, to be attached as Exhibit 1.1, provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent sales of unregistered securities.

During the last three years, we sold the following unregistered securities:

(1) From January 1, 2007 through July 31, 2010, we sold and issued to our employees, consultants or former service providers an aggregate of 60,364 shares of common stock pursuant to option exercises under the 2004 Equity Incentive Plan, as amended, at prices ranging from $0.20 to $0.26 per share for an aggregate purchase price of $14,473.

(2) From January 1, 2007 through July 31, 2010, we sold and issued to our employees, consultants or former service providers an aggregate of 944,451 shares of common stock pursuant to option exercises under the 2005 Stock Plan, as amended, at prices ranging from $0.70 to $12.74 per share for an aggregate purchase price of $2,345,980.

(3) From January 1, 2007 through July 31, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 9,384,851 shares of common stock to our employees, directors and consultants, having exercise prices ranging from $1.96 to $12.74 per share for an aggregate exercise price of $56,242,373.

(4) Between July 2008 and July 2009, we sold and issued 13,433,395 shares of Series E convertible preferred stock to 63 accredited investors, at $14.00 per share, for a total consideration of $188,067,530.

(5) Between June and July 2010, we sold and issued 7,132,891 shares of Series F convertible preferred stock to 19 accredited investors, at $15.26 per share, for a total consideration of $108,847,917.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

•

with respect to the transactions described in paragraphs (1), (2) and (3), Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors or Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering; and

•

with respect to the transactions described in paragraph (4), Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and with respect to the transactions described in paragraph (5), Section 4(2) of the Securities Act, in each case as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.    Exhibits and financial statement schedules.

(a) Exhibits:

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement

3.1#	Amended and Restated Certificate of Incorporation of the Registrant

3.2#	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.4#	Amended and Restated Bylaws of the Registrant, as currently in effect

3.5	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1#	Specimen Common Stock Certificate of the Registrant

4.2#	Fifth Amended and Restated Investor Rights Agreement, dated June 16, 2010

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1#	Form of Director and Executive Officer Indemnification Agreement

10.2#	2004 Equity Incentive Plan and forms of option agreements thereunder

10.3#	2005 Stock Plan and forms of option agreements thereunder

10.4#	2010 Equity Incentive Plan and forms of option agreements thereunder to be in effect upon the closing of this offering

10.5#	2010 Employee Stock Purchase Plan and forms of agreement thereunder to be in effect upon the closing of this offering

10.6#	2010 Outside Director Equity Incentive Plan and forms of agreement thereunder to be in effect upon the closing of this offering

10.7†	Collaboration Agreement by and between the Registrant and Gen-Probe Incorporated, dated as of June 15, 2010

10.8†	Exclusive License Agreement by and between the Registrant and Cornell Research Foundation, Inc., dated as of February 1, 2004

10.9†#	License Agreement by and between the Registrant and GE Healthcare Bio-Sciences Corp., dated as of September 11, 2006

10.10†	Exclusive License Agreement by and between the Registrant and Indiana University Research and Technology Corporation, dated May 15, 2005

10.11#	Amended and Restated Lease Agreement by and between the Registrant and Menlo Business Park, LLC, dated as of December 17, 2007

10.12#	Lease Agreement by and between the Registrant and Menlo Business Park LLC, dated August 14, 2009

10.13#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated December 10, 2009

10.14#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated September 24, 2009

10.15#	First Amendment to the September 24, 2009 Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated as of May 19, 2010

Exhibit number	Exhibit title

10.16#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated February 8, 2010

10.17#	Employment Agreement by and between the registrant and Hugh Martin effective September 16, 2010

10.18#	Change in Control Severance Agreement by and between the registrant and Hugh Martin effective September 16, 2010

10.19#	Letter Relating to Employment Terms by and between the registrant and Susan K. Barnes effective September 15, 2010

10.20#	Change in Control Severance Agreement by and between the registrant and Susan K. Barnes effective September 9, 2010

10.21#	Letter Relating to Employment Terms by and between the registrant and Stephen Turner effective September 15, 2010

10.22#	Change in Control Severance Agreement by and between the registrant and Stephen Turner effective September 9, 2010

10.23#	Letter Relating to Employment Terms by and between the registrant and James Michael Phillips effective September 15, 2010

10.24#	Change in Control Severance Agreement by and between the registrant and James Michael Phillips effective September 9, 2010

21.1#	List of subsidiaries of the Registrant

23.1#	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3#	Consent of Scientia Advisors LLC

24.1#	Power of Attorney

*	To be filed by amendment.
#	Previously filed.

†

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

We hereby undertake that:

(a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on October 18, 2010.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/S/ SUSAN K. BARNES
Susan K. Barnes Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

* Hugh C. Martin	Chairman, Chief Executive Officer and President	October 18, 2010

/S/ SUSAN K. BARNES Susan K. Barnes	Senior Vice President and Chief Financial Officer	October 18, 2010

* Brian B. Dow	Vice President and Principal Accounting Officer	October 18, 2010

* Brook Byers	Director	October 18, 2010

* William W. Ericson	Director	October 18, 2010

* Michael Hunkapiller	Director	October 18, 2010

* Randall S. Livingston	Director	October 18, 2010

* Susan Siegel	Director	October 18, 2010

* David B. Singer	Director	October 18, 2010

*By:	/S/ SUSAN K. BARNES
Susan K. Barnes Attorney in Fact

Exhibit Index

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement

3.1#	Amended and Restated Certificate of Incorporation of the Registrant

3.2#	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.4#	Amended and Restated Bylaws of the Registrant, as currently in effect

3.5	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1#	Specimen Common Stock Certificate of the Registrant

4.2#	Fifth Amended and Restated Investor Rights Agreement, dated June 16, 2010

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1#	Form of Director and Executive Officer Indemnification Agreement

10.2#	2004 Equity Incentive Plan and forms of option agreements thereunder

10.3#	2005 Stock Plan and forms of option agreements thereunder

10.4#	2010 Equity Incentive Plan and forms of option agreements thereunder to be in effect upon the closing of this offering

10.5#	2010 Employee Stock Purchase Plan and forms of agreement thereunder to be in effect upon the closing of this offering

10.6#	2010 Outside Director Equity Incentive Plan and forms of agreement thereunder to be in effect upon the closing of this offering

10.7†	Collaboration Agreement by and between the Registrant and Gen-Probe Incorporated, dated as of June 15, 2010

10.8†	Exclusive License Agreement by and between the Registrant and Cornell Research Foundation, Inc., dated as of February 1, 2004

10.9†#	License Agreement by and between the Registrant and GE Healthcare Bio-Sciences Corp., dated as of September 11, 2006

10.10†	Exclusive License Agreement by and between the Registrant and Indiana University Research and Technology Corporation, dated May 15, 2005

10.11#	Amended and Restated Lease Agreement by and between the Registrant and Menlo Business Park, LLC, dated as of December 17, 2007

10.12#	Lease Agreement by and between the Registrant and Menlo Business Park LLC, dated August 14, 2009

10.13#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated December 10, 2009

10.14#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated September 24, 2009

10.15#	First Amendment to the September 24, 2009 Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated as of May 19, 2010

Exhibit number	Exhibit title

10.16#	Industrial Lease Agreement by and between the Registrant and AMB Property, L.P., dated February 8, 2010

10.17#	Employment Agreement by and between the registrant and Hugh Martin effective September 16, 2010

10.18#	Change in Control Severance Agreement by and between the registrant and Hugh Martin effective September 16, 2010

10.19#	Letter Relating to Employment Terms by and between the registrant and Susan K. Barnes effective September 15, 2010

10.20#	Change in Control Severance Agreement by and between the registrant and Susan K. Barnes effective September 9, 2010

10.21#	Letter Relating to Employment Terms by and between the registrant and Stephen Turner effective September 15, 2010

10.22#	Change in Control Severance Agreement by and between the registrant and Stephen Turner effective September 9, 2010

10.23#	Letter Relating to Employment Terms by and between the registrant and James Michael Phillips effective September 15, 2010

10.24#	Change in Control Severance Agreement by and between the registrant and James Michael Phillips effective September 9, 2010

21.1#	List of subsidiaries of the Registrant

23.1#	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3#	Consent of Scientia Advisors LLC

24.1#	Power of Attorney

*	To be filed by amendment.
#	Previously filed.

†

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.